Exhibit 10.1
Execution Version
ENDO VENTURES LIMITED
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) is hereby entered into as of April 29, 2021 (the “Effective Date”), by and between (i) Endo Ventures Limited (the “Company”) (registered number 534474) of First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, a wholly-owned subsidiary of Endo International plc (“Endo”), and (ii) George Apostol, MD, MS (“Executive”) (hereinafter collectively referred to as “the parties”).
In consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.Term. Executive’s appointment under this Agreement shall be permanent and shall commence on the Effective Date and shall continue until terminated in accordance with Section 5 (the “Employment Term”). Executive's commencement of employment date for continuity of service purposes is May 5, 2020.
2.Employment. During the Employment Term:
a.Executive shall be assigned with the duties and responsibilities of Executive Vice President, Global Research and Development, as may reasonably be assigned to Executive from time to time by the President and Chief Executive Officer of Endo or by the Board of Directors of Endo (the “Board”) or an authorised committee of the Board. Executive shall perform such duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity at a similar company. If, at any time, Executive is elected as a director or officer of Endo or any of its affiliates, Executive will fulfill Executive’s duties as such director or officer without additional compensation.
b.Executive shall devote Executive’s full-time business attention to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, Executive may (i) subject to the prior written approval of the Board, serve on civil, charitable or non-profit boards or committees or serve on one (1) public company board of directors (other than Endo) and (ii) manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, in each case so long as such service and activity does not unreasonably interfere, individually or in the aggregate, with the performance of his responsibilities hereunder and subject to the code of conduct and other applicable policies of the Company and its affiliates as in effect from time to time.

c.Executive shall be subject to and shall abide by each of the personnel and compliance policies of the Company and its affiliates applicable to similarly situated executives of the Company and its affiliates.
d.Executive’s normal hours of work will be from 9 am to 6 pm Monday to Friday inclusive. However, Executive will be expected to work such hours as are necessary to ensure the fulfilment of his job function and the proper performance of the duties, including at weekends and beyond normal business hours and shall be deemed to determine his own working hours for the purposes of section 3(2)(c) of the Organisation of Working Time Act 1997 (as amended) (the “OWT Act”). Executive is entitled to rest breaks in accordance with the OWT Act. From time to time Executive may be required to travel and/or work such additional time outside the normal core hours as may be required to complete Executive’s responsibilities without additional remuneration, annual leave or other leave.
e.Executive shall provide services at Endo's headquarters at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Republic of Ireland and will travel to and work at other locations locally, nationally or internationally, to the extent reasonably necessary and appropriate to fulfill such duties. The Company reserves the right and by signing this Agreement Executive hereby agrees to carry out Executive’s duties and responsibilities, either on a temporary or permanent basis, at such location as the Company may reasonably require from time to time. The Company reserves the right to change the place of Executive’s employment, in which event Executive will be given reasonable notice. Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment to Executive for disturbance or otherwise.
3.Annual Compensation and Equity Grants.
a.Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of €487,520 (gross) per annum or such increased amount as the President and Chief Executive Officer of Endo or the Compensation Committee (the “Committee”) of the Board may from time to time determine, and which shall be reviewed for such increase annually (hereinafter referred to as the “Base Salary”). In reviewing Executive’s Base Salary there is no obligation on the Company to make any increase, and any increase given in any year shall not create an entitlement or an expectation of future increase. Such Base Salary is subject to the deduction of PAYE, PRSI, USC and such other deductions or withholdings as are required by law or provided for under this Agreement. Such Base Salary shall be payable to Executive monthly directly into Executive's nominated bank account. The Company shall be entitled at any time during the Employment Term, or in any event on termination of employment, to deduct from Executive’s remuneration hereunder any amount due from Executive to the Company. By signing this

Agreement, Executive hereby consents to any such deductions from remuneration or other sums due to him by the Company.
b.Incentive Compensation. For each financial year of the Company ending during the Employment Term, effective as of the 2021 financial year, Executive shall be eligible to receive annual cash incentive compensation. Executive shall be eligible to receive a target annual cash bonus of 55% of Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”), with the opportunity to receive a maximum annual cash bonus in accordance with the terms of the applicable annual cash bonus plan as in effect from time to time (the “Bonus Plan”) and which the Company may amend or withdraw at it discretion without compensation or replacement. Any annual cash bonus shall be subject to the achievement of performance targets as set by the Committee. Such annual cash bonus shall be paid in no event later than March 15th of the financial year following the end of the financial year to which the performance targets relate, provided that Executive is employed by the Company or one of its affiliates through December 31st of the financial year to which the performance targets relate and any performance targets established by the Committee for the applicable financial year have been achieved. The target and maximum compensation opportunities may be increased in the sole discretion of the Committee. Executive acknowledges that he has no contractual entitlement to or legitimate expectation of receiving an annual cash bonus. Executive further acknowledges and agrees that payment of an annual cash bonus in respect of one financial year does not create any expectation or precedent for payment in future financial years. Any annual cash bonus payable shall be subject to the deduction of PAYE, PRSI, USC and such other deductions or withholdings as are required by law.
c.Long-Term Incentive Compensation. During the Employment Term, Executive shall be eligible to receive long-term incentive compensation, which may be subject to the achievement of certain performance targets set by the Committee. Beginning with grants made in 2022, Executive shall be eligible to receive long-term incentive compensation awards with a targeted grant date fair market value (as determined in the sole discretion of the Committee) equal to 200% of Executive’s Base Salary. Notwithstanding the foregoing, to the extent the shares available under Endo's shareholder approved incentive plans are insufficient to make such grant (after taking into account the totality of grants to be made by Endo's in a given year), in the Committee's sole discretion, all or a portion of the long-term incentive compensation may be issued in the form of a cash-based award on terms determined by the Committee. All such equity-based or cash-based awards shall be subject to the terms and conditions set forth in the applicable plan (the “LTI Plan”) and award agreements, and in all cases shall be as determined by the Committee; provided, that, such terms and conditions shall be no less favorable than those provided for other similarly situated executives of the Company. Any long-term incentive compensation may be subject to the deduction of PAYE, PRSI, USC and such other deductions or withholdings as are required by law
d.Compensation for loss of employment. Where Executive's employment with the Company is terminated for any reason and whether or not in breach of contract, he shall not be entitled, by way of compensation for loss of office or employment or otherwise to any sum or other benefits to compensate him for the loss of any rights under the Bonus Plan or LTI Plan. Any such compensation shall be determined solely by reference to the Bonus Plan or LTI Plan.
4.Other Benefits.
a.Employee Benefits.
i.During the Employment Term, the Company will provide Executive with employee benefits, including participation in any pension scheme, life insurance and disability coverage provided to similarly situated executives of the Company. In addition, the Company will pay you €23,000 gross per annum for the purposes of you obtaining and maintaining a policy of health insurance for you and your family. This amount will be paid in monthly installments, and will be subject to all applicable taxes required by law. Continued payment will be contingent upon you providing proof of policy and payment on an annual basis, coincident with your hire date.
ii.All insured benefits are subject to the policy terms and conditions upon which they are incepted or renewed, Executive (and if relevant any spouse and/or dependent children nominated by Executive for the purposes of such insured benefits) meeting eligibility for cover and meeting underwriting criteria acceptable to the Company and its insurers. It is expressly agreed that the provision of long or short term disability cover is without prejudice to the Company’s right to dismiss Executive whether or not that would remove the right to claim or receive such benefit.
iii.The Company (or an affiliate thereof) shall provide Executive with a mobile telephone and shall, at its absolute discretion, pay for such reasonable telephone charges as may be incurred by Executive using the mobile phone so provided.
iv.The Company will provide Executive with a monthly allowance of up to €3,000, net of applicable taxes, to allow Executive to rent a dwelling in Ireland during the Employment Term.
v.The Company will provide Executive with a weekly flight allowance of €250, net of applicable taxes, paid monthly, to enable return flights to Switzerland for the duration of the Employment Term.

vi.Other than as provided in Section 4(d) herein, Executive is responsible for any taxes that may be due based upon the value of the benefits provided including benefit-in-kind taxation. Such tax liability will be deducted from the amounts paid to Executive by way of salary and/or benefits.
b.Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder that have been incurred in accordance with the Company’s business expense and travel and entertainment policies in effect from time to time. Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.
c.Office and Facilities. During the Employment Term, while working in the Republic of Ireland, Executive shall be provided with an appropriate office, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of Executive’s duties hereunder.
d.Paid Time Off. Executive shall be entitled, without loss of pay, to absent himself from the performance of Executive’s employment under this Agreement in accordance with the Company’s policies as in effect from time to time, pursuant to the following:
i.Executive shall be entitled to annual leave in accordance with the Company policies as in effect from time to time, which shall in no event be less than twenty five (25) days per year;
ii.Executive is also entitled to paid public holidays in accordance with the OWT Act; and
iii.Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
5.Termination. The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below.
a.Disability. The Company may terminate Executive’s employment, on written notice to Executive after having reasonably established Executive’s Disability (as defined below). For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Executive is unable to perform the core functions of Executive’s position (with reasonable accommodation) or is receiving income replacement benefits for a period of six (6) months or more under an accident and health plan covering employees of the Company. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.
b.Death. Executive’s employment shall be terminated as of the date of Executive’s death.
c.Cause. The Company may terminate Executive’s employment for “Cause” by providing a Notice of Termination (as defined in Section 6 below) that notifies Executive of his termination for Cause (as defined below), effective as of the date of such notice. “Cause” shall mean, for purposes of this Agreement: (i) the continued failure by Executive to use good faith efforts in the performance of Executive’s duties under this Agreement (other than any such failure resulting from Disability or other allowable leave of absence); (ii) be charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment is not imposed); (iii) the engagement by Executive in willful misconduct or negligence that has caused, or, is reasonably likely to cause, material harm (financial or otherwise) to the Company or its affiliates; such harm may be caused by, without limitation, (A) the unauthorized disclosure of material secret or Confidential Information (as defined in Section 8(d) below) of the Company or any of its affiliates, (B) the debarment of Endo or any of its affiliates by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or (C) the registration of the Endo or any of its affiliates with the U.S. Drug Enforcement Administration of any successor agency (the “DEA”) to be revoked; (iv) the debarment of Executive by the FDA; (v) the continued material breach by Executive of this Agreement or any material breach by Executive of a Company policy; or (vi) Executive makes, or is found to have made, a certification relating to the Company’s financial statements and public filings that is known to Executive to be false. Notwithstanding the foregoing, prior to having “Cause” for Executive’s termination (other than as described in clauses (ii) and (iv) above), the Company must deliver a written demand to Executive which specifically identifies the conduct that may provide grounds for Cause within ninety (90) calendar days of the Company’s actual knowledge of such conduct, events or circumstances, and Executive must have failed to cure such conduct (if curable) within thirty (30) days after such demand. References to the Company in subsections (i) through (vi) of this paragraph shall also include affiliates of the Company.
d.Without Cause. The Company may terminate Executive’s employment other than for Cause, Disability or death. The Company shall deliver to Executive a Notice of Termination not less than the statutory minimum prior to the termination of

Executive’s employment other than for Cause, Disability or death, and the Company shall have the option of paying the Executive in lieu of his Base Salary for some or all of the notice period. The Company also has the option of placing the Executive on garden leave for some or all of the notice period.
e.Termination by Executive Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by providing thirty (30) days written Notice of Termination to the Company, and the Company shall have the option of paying the Executive in lieu of his Base Salary for some or all of the notice period. The Company shall also have the option of placing the Executive on garden leave for some or all of the notice period.
f.Termination by Executive for Good Reason. Executive may terminate employment with the Company for Good Reason (as defined below) by providing thirty (30) days written Notice of Termination to the Company. The Company shall have the option of paying the Executive in lieu of his Base Salary for some or all of the notice period. The Company shall also have the option of placing the Executive on garden leave for some or all of the notice period. For purposes of this Agreement, “Good Reason” means any of the following without Executive’s written consent: (i) a diminution in Executive’s Base Salary, a material diminution in Target Bonus (provided that failure to earn a bonus equal to or in excess of the Target Bonus by reason of failure to achieve applicable performance goals shall not be deemed Good Reason) or material diminution in benefits; (ii) a material diminution of his position, responsibilities, duties or authorities from those in effect as of the Effective Date; or (iii) any material breach by the Company of its obligations under this Agreement. Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.
6.Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a date on which the Employment Term shall terminate (the "Termination Date"), the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice, in the manner described in Section 14(j) below).
7.Compensation Upon Termination.
a.Termination by the Company for Cause or by Executive Other Than for Good Reason during the Employment Term. If Executive’s employment is terminated

(A) by the Company for Cause or (B) by Executive for any reason, other than for Good Reason, in either case during the Employment Term, the Company shall provide Executive with the following payments and benefits:
i.any accrued and unpaid Base Salary, payable on the next payroll date;
ii.any annual cash incentive compensation earned but unpaid in respect of any completed financial year preceding the Termination Date, payable at the time incentive compensation is paid to other similarly situated executives;
iii.reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date, in accordance with the Company’s expense reimbursement and travel and entertainment policies in effect from time to time, which amount shall be reimbursed within thirty (30) days of the Company’s receipt of proper documentation from Executive;
iv.payment in lieu of any accrued but untaken annual leave entitlement, payable on the next payroll date;
v.any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of the Termination Date, paid pursuant to the terms of such plans or arrangements; and
vi.any amount or benefit as provided under any plan, program, agreement or corporate governance document, of the Company or its affiliates that are then-applicable, in accordance with the terms thereof.
(the foregoing items in Sections 7(a)(i) through 7(a)(vi) being collectively referred to as the “Accrued Compensation”).
b.Termination by the Company by reason of Executive’s Disability. If Executive’s employment is terminated by the Company by reason of Executive’s Disability, the Company shall pay or provide to Executive:
i.the Accrued Compensation;
ii.an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the financial year in which the Termination Date occurs, had Executive continued in employment until the end of such financial year, which amount, determined based on actual performance for such year relative to the performance goals applicable to

Executive, shall be multiplied by a fraction (A) the numerator of which is the number of days in such financial year through the Termination Date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable in a lump sum payment at the time such bonus or incentive awards are payable to other participants. This Pro-Rata Bonus shall be deemed to include and discharge any contractual or statutory entitlements to which Executive is entitled on termination of employment, other than as expressly set out in this Section 7(b); and
iii.the value, as of the Termination Date, of the premia for two (2) years of any health, death in service and income protection policies in which Executive (and Executive’s dependents, if applicable) was eligible to participate as of the Termination Date.
Further, upon Executive’s Disability (irrespective of any termination of employment related thereto), the Company shall pay Executive for twenty-four (24) consecutive months thereafter regular payments in the amount by which the monthly Base Salary exceeds Executive’s monthly Disability insurance benefit.
c.Termination by Reason of Death. If Executive’s employment is terminated by reason of Executive’s death, the Company shall pay or provide to Executive’s beneficiaries:
i.the Accrued Compensation;
ii.the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants; and
iii.the value, as of the Termination Date, of the premia for two (2) years of any health, death in service and income protection policies in which Executive (and Executive’s dependents, if applicable) was eligible to participate as of the Termination Date.
d.Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability) or by Executive for Good Reason, in each case during the Employment Term, Executive shall be entitled to the benefits provided in this Section 7(d):
i.the Accrued Compensation;
ii.the Pro Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants;
iii.subject to Executive’s compliance with Section 14(f) hereof, a payment equal to two (2) times the sum of Executive’s Base Salary and Target

Bonus as in effect immediately prior to Executive’s termination of employment less any sum paid in lieu of notice in accordance with Section 5(d). Such payment shall be made on the 60th day following the date of Executive’s termination of employment and shall be deemed to include and discharge any contractual or statutory entitlements to which Executive is entitled on termination of employment, other than as expressly set out in this Section 7(d); and
iv.the value, as of the Termination Date, of the premia for two (2) years of any health, death in service and income protection policies in which Executive (and Executive’s dependents, if applicable) was eligible to participate as of the Termination Date.
e.No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise and, except as provided in Sections 7(b)(iii) and 7(d)(iv) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
f.Survival. The Company’s obligations under this Section 7 shall survive the termination of the Employment Term.
g.Executive acknowledges and agrees that all amounts referred to in this Section 7 are gross and may be subject to taxation and other withholdings required by law.
8.Records and Confidential Data.
a.Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company and its affiliates will make available to Executive, or Executive will develop and have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.
b.Confidential Information will be kept confidential by Executive, will not be used in any manner that is detrimental to the Company or its affiliates, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by Executive (i) to the Company and its affiliates, or to any authorized agent or representative of any of them, (ii) in connection with performing his duties hereunder, (iii) when required to do so by law, subpoena or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive notify the Company prior to such disclosure, (iv) in the course of any proceeding under Section 9 or 10 of this Agreement, or (v) in confidence to a solicitor or other professional advisor for the purpose of securing professional advice, so long as such solicitor or advisor is subject to confidentiality restrictions no less restrictive than those applicable to Executive hereunder.
c.On Executive’s last day of employment with the Company, or at such earlier date as requested by the Company, (i) Executive will return to the Company all written Confidential Information that has been provided to, or prepared by, Executive; (ii) at the election of the Company, Executive will return to the Company or destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information; and (iii) Executive will return all Company property. Executive shall deliver to the Company a document confirming his compliance with this Section 8(c).
d.For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation,
i.trade secrets concerning the business and affairs of the Company and its affiliates, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);
ii.information concerning the business and affairs of the Company and its affiliates (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and
iii.notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its affiliates containing or based, in whole or in part, on any information included in the foregoing. For purposes of this Agreement, Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment; (iii) information that is required to be disclosed by law or legal process and (iv) Executive’s Company contact and/or client list, including electronic address books, containing contact information.
e.Nothing herein or elsewhere shall preclude Executive from retaining and using (i) his personal papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries and personal files (so long as no such materials are covered by any Company hold order, non-disclosure and/or confidentiality provision or agreement), (ii) documents relating to his personal entitlements and obligations, and (iii) information that is necessary for his personal tax purposes.
f.Executive’s obligations under this Section 8 shall survive the termination of the Employment Term.
g.Executive shall not be prohibited from reporting possible violations of law or regulation to any governmental agency or from making a protected disclosure under the Protected Disclosures Act 2014.
9.Covenant Not to Solicit, Not to Compete, Not to Disparage, to Cooperate in Litigation and Not to Cooperate with Non-Governmental Third Parties.
a.For the purposes of this Section 9, the "Endo Group" shall mean the Company and any company, partnership or other entity in any jurisdiction controlled by, or controlling, or in common control with, the Company or its parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the latter whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise. References elsewhere in this Agreement to "the Company and its affiliates" shall include the Endo Group.
b.Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Endo Group as well as the goodwill and competitive business of the Endo Group, Executive agrees, during the Employment Term and for a period of twelve (12) months after the Termination Date, not to solicit or participate in or assist in any way in the solicitation of any customers, clients, suppliers, employees or agents of the Endo Group, in each case with whom Executive had material business dealings in the 12 months prior to the Termination Date. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence any customers, clients, suppliers, employees or agents of the Endo Group to cease doing business with, or to reduce the level of business with, the Endo Group or any member of the Endo Group or, with respect to employees or agent, to become employed or engaged by any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 9(b) are reasonable and desirable to protect the Confidential Information of the Endo Group, provided, that solicitation through general advertising not targeted at the Endo Group's employees or the provision of references shall not constitute a breach of such obligations.
c.Covenant Not to Compete.
i.The Endo Group is currently engaged in the business of branded and generic pharmaceuticals, with a focus on product development, clinical development, manufacturing, distribution and sales and marketing. To protect the Confidential Information and other trade secrets of the Endo Group as well as the goodwill and competitive business of the Endo Group, Executive agrees, during the Employment Term and for a period of six (6) months after the Termination Date, that Executive will not, unless otherwise agreed to by the Company, anywhere in Ireland the United Kingdom, Luxembourg, Canada or any other country where, (i) at the Termination Date, the Endo Group develops, manufactures, distributes, markets or sells its products and (ii) Executive has had dealings on behalf of the Endo Group, or for which he has been responsible, in each case in the last twelve (12) months of the Employment Term, except in the course of Executive’s employment hereunder, directly or indirectly manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, or render services or advice to, any third party or any business whose products or services compete in whole or in part with the products or services (both on the market and in development) material to the Endo Group or any business unit on the date of termination of the Employment Term constitutes more than 5% of the Endo Group's revenue on the date of termination of the Employment Term (a “Competing Business”); provided, however, that (A) a business shall not be a Competing Business to the extent it competes with a member of the Endo Group with which the Executive did not have material dealings in the twelve (12) months prior to the Termination Date, and (B) Executive may in any event (i) own up to a 5% passive ownership interest in any public or private entity and (ii) serve on the board of any Competing Business that competes with the business of the Endo Group as an immaterial part of its overall business, provided that he recuses himself fully and completely from all matters relating to such business.
ii.For purposes of this Section 9(c), any third party or any business whose products compete includes any entity with which the Endo Group has had a product(s) licensing agreement during the Employment Term and any entity with which the Endo Group is at the time of termination of the

Employment Term actively negotiating, and eventually concludes within twelve (12) months of the Employment Term, a commercial agreement.
iii.Notwithstanding the foregoing, it shall not be a violation of this Section 9(c), for Executive to provide services to (or engage in activities involving): (A) a subsidiary, division or affiliate of a Competing Business where such subsidiary, division or affiliate is not engaged in a Competing Business and Executive does not provide services to, or have any responsibilities regarding, the Competing Business; (B) any entity that is, or is a general partner in, or manages or participates in managing, a private or public fund (including, without limitation, a hedge fund) or other investment vehicle, which is engaged in venture capital investments, leveraged buy-outs, investments in public or private companies, other forms of private or alternative equity transactions, or in public equity transactions, and that might make an investment which Executive could not make directly, provided that in connection therewith, Executive does not provide services to, engage in activities involved with, or have any responsibilities regarding a Competing Business; (C) an affiliate of a Competing Business if Executive does not provide services, directly or indirectly, to such Competing Business and the basis of the affiliation is solely due to common ownership by a private equity or similar investment fund; and (D) a Competing Business, provided the activities and/or services are not the same or similar activities and/or services as those which Executive previously provided to the Company and/or the Endo Group; provided, that, in each case, Executive shall remain bound by all other post-employment obligations under this Agreement including, but not limited to, Executive’s obligations under Sections 8, 9(b), (c), (d) and (e) herein; provided, further, that Executive’s provision of services to (or engagement in activities involving) any entity described in clauses (A), (B) or (D) of this Section 9(c)(iii) shall be subject to the prior approval of the Board.
d.Non-disparagement. Executive covenants that during and following the Employment Term, Executive will not disparage or encourage or induce others to disparage the Endo Group, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Endo Group. The Company agrees that, during and following the Employment Term, neither the Company nor any director or officer of the Company will issue any written statement that disparages Executive to any third parties or encourages or induces others to disparage Executive. The term

“disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or Executive, or (ii) the business reputation of the Company Entities and Persons or Executive. Nothing in this Agreement is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or prevent Executive from engaging in truthful testimony pursuant to any proceeding under this Section 9 or Section 10 below.
e.Cooperation in Any Investigations and Litigation; No Cooperation with Non-Governmental Third Parties. Executive agrees that Executive will reasonably cooperate with the Endo Group, and its counsel, (i) in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information, and (ii) in all matters concerning requests for information about the services or advice Executive provides to the Company during his employment with Endo, its affiliates and their predecessors. Such cooperation shall be subject to Executive’s business and personal commitments and shall not require Executive to cooperate against his own legal interests or the legal interests of any future employer of Executive. The Company agrees to promptly reimburse Executive for reasonable expenses reasonably incurred by Executive, in connection with Executive’s cooperation pursuant to this Section 9(e). Such reimbursements shall be made as soon as practicable, and in no event later than three months following submission by Executive of evidence of such expenditure. Executive also shall not (i) support (financially or otherwise), counsel or assist any attorneys or their clients or any other non-governmental person in the presentation or prosecution of, (ii) encourage any non-governmental person to raise, or (iii) suggest or recommend to any non-governmental person that such person could or should raise, in each case, any disputes, differences, grievances, claims, charges, or complaints against the Endo Group that (a) arises out of, or relates to, any period of time on or prior to Executive’s last day of employment with the Company or (b) involves any information Executive learned during his employment with the Company; provided, that, after twelve months following Executive’s termination of employment with the Company, such prohibition shall not extend to any such actions taken by Executive on behalf of (A) Executive’s then current employer, (B) any entity with respect to which Executive is then a member of the board of directors or managers (as applicable) or (C) any non-publicly traded entity with respect to which Executive is a 5% or more equity owner (or any affiliate of any such entities referenced in clauses (A), (B) or (C)). Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Company’s Chief Legal Officer so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.
f.Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. To the extent permitted by applicable law, if any particular provision of this Section 9 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
g.Survival. Executive’s obligations under this Section 9 shall survive the termination of the Employment Term.
10.Remedies for Breach of Obligations under Sections 8 or 9 hereof. Executive acknowledges that the Company and its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 8 or 9 hereof. Accordingly, Executive agrees that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 8 or 9. Executive agrees that process of such action or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorised by law.
11.Intellectual Property.
a.For the purposes of this Agreement, Intellectual Property means discoveries, concepts, ideas, inventions and improvements to existing technology whether or not written down or otherwise converted to tangible form, patents, designs, trade-marks, trade names, goodwill, copyrights, all rights in inventions, designs, processes, formulae, notations, improvements, know-how, reputation, moulds, get-up, computer programmes and analogous property, plans, models and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or register-able and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof and all rights and interests, present and future, thereto and therein.
b.Any Intellectual Property made, discovered or produced by Executive during the period of Executive’s employment in connection with or in any way affecting or relating to, or capable of being used or adapted for use in connection with, the business of the Company or any of its affiliates shall immediately be disclosed to the Company in writing and shall automatically, on creation, vest absolutely in the Company. To the extent that any such Intellectual Property does not automatically vest in the Company, Executive hereby assigns, including by way of present assignment of future rights, all such Intellectual Property to the Company with full title guarantee free from all encumbrances and third party rights.
c.Executive shall (at the request and reasonable expense of the Company) sign all such documents and perform all such acts as may be required fully to vest all such Intellectual Property in the Company (or its nominee). Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property rights and to apply for registration of Intellectual Property, where appropriate throughout the world, and for the full term of those rights.
d.Executive waives irrevocably all moral rights (as defined in the Copyright, and Related Rights Act 2000, and all similar rights in other jurisdictions to the extent permitted in the relevant jurisdiction) in any works produced during Executive’s employment in which copyright is vested in the Company or whether by virtue of this Section 3 or otherwise.
e.Executive acknowledges that the Company in its sole and absolute discretion shall decide the extent, if any, of the protection sought in relation to the matters referred to in this Section 3. Accordingly, Executive shall not (whether during or after Executive’s employment) apply or join in applying for any rights in Intellectual Property in connection with the matters listed in this Section 3 without the prior written approval of the Company.
f.Executive agrees:
i.to notify and disclose to the Company in writing full details of all Intellectual Property to which this clause applies upon the production, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of this Agreement deliver up to the Company all correspondence and other documents, papers and records and all copies thereof in your possession, custody or power relating to any such Intellectual Property;
ii.not to attempt to register nor patent any Intellectual Property unless requested to do so by the Company; and
iii.to keep confidential all Intellectual Property developed during the period of Executive’s employment unless the Company has consented in writing to its disclosure by Employee.

iv.to hold on trust for the benefit of the Company any such Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company;
v.that to the extent that by law any such Intellectual Property or the rights therein do not, or are not permitted to or cannot, vest in or belong to the Company, Executive agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arm’s length terms to be agreed between the parties and in the absence of agreement within thirty days of such offer to be decided upon by an arbitrator to be appointed by the President for the time being of the Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties).
g.Executive acknowledges that, except as provided by law, no further remuneration or compensation is or may become due to Executive in respect of Executive’s compliance with this Section 3. This is without prejudice to Executive’s rights under the Patents Act 1992.
12.Data Protection.
a.The Company will process personal information relating to Executive in accordance with applicable data protection laws as set out in the Company's privacy notice as updated from time to time, including where this is necessary due to changes to the Company's data processing practices or activities.
b.The Executive is required to review the Company's data protection policies from time to time (the "Data Protection Policies") and acknowledge in writing that he has done so at the start of his employment (and in any event within 10 days of the Effective Date) and periodically thereafter.
c.Executive shall comply with the Company's Data Protection Policies when handling personal information in the course of his employment including personal information relating to any employee, worker, contractor, customer, client, supplier, or agent of the Company. Failure to comply with the Company's Data Protection Policies may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to termination without notice.
d.Executive is referred to the Company's privacy notice for details of his rights under applicable data protection laws, including his rights to access, object to, or rectify the data concerning him.
e.Executive consents to the Company monitoring its communication and electronic equipment including, without limitation, the Company's telephone, chat and email systems, information stored on the Company's computer equipment (including all electronically stored information that is the property of the Company) and any other computer equipment or other device used by Executive in the performance of his duties.
13.Representations and Warranties. The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (a) to which it is a party or (b) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
14.Miscellaneous.
a.Disciplinary and Grievance Procedures.
i.Executive's attention is drawn to the disciplinary and grievance procedures applicable to his employment, which are available from the Human Resources Director of the Company. These procedures do not form part of this Agreement.
ii.If Executive wishes to appeal a disciplinary decision, he may apply to the Human Resources Director of Endo Ventures Limited, in accordance with the Company's disciplinary procedure.
iii.The Company reserves the right to suspend Executive with pay for the purposes of investigating any allegation of misconduct or neglect against him.
iv.If Executive wishes to raise a grievance, he may apply in writing to the Human Resources Director of the Company, in accordance with the Company's grievance procedure.
b.Successors and Assigns.
i.This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to any of its affiliates or to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
ii.Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
c.Indemnification. Executive shall be indemnified by the Company as, and to the extent, provided in the memorandum and articles of association of Endo. The obligations under this paragraph shall survive termination of the Employment Term.
d.Right to Counsel. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.
e.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Company’s Chief Legal Officer. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
f.Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
g.Release of Claims. The termination benefits described in Section 7(d)(iii) and (iv) of this Agreement shall be conditioned on Executive delivering to the Company, a signed release of claims in the form of Exhibit A attached hereto no later than twenty days following the Termination Date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 14(c) of this Agreement or under any other indemnification agreement entered into between Executive and the Company.
h.Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company and any of its affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
i.Executive Acknowledgement. Executive acknowledges Common Stock Ownership Guidelines for Non-Employee Directors and Executive Management of Endo International plc, as may be amended from time to time, and Endo’s compensation recoupment policy, as may be amended from time to time.
j.Modification. In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make reasonable changes to the terms and conditions of Executive's employment from time to time. Executive will be notified in writing of any change as soon as possible. No waiver by either party hereto at any time of any breach by the other party hereto of, or noncompliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
k.Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of any foreign law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.
l.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Ireland and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts of Ireland.
m.No Conflicts. Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.
n.Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of this Agreement shall prevail, unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.
o.Beneficiaries/References. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
p.Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive the Employment Term and any termination of Executive’s employment. Without limiting the generality of the forgoing, the provisions of Section 7, 8, 9, 10 and 11 shall survive the Employment Term.
q.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
r.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between Executive and the Company and its affiliates with respect to the subject matter hereof, including the terms of the agreement between Executive and the Company, dated as of April 6, 2020, as amended May 6, 2020 and November 4, 2020, each of which are of no further force or effect.
s.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
15.Certain Rules of Construction.
a.The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

b.Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.
c.The term “including” is not limiting and means “including without limitation.”
d.References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.
e.References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

ENDO VENTURES LIMITED

By:	/S/ BLAISE COLEMAN
Name:	Blaise Coleman
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/S/ GEORGE APOSTOL, MD, MS
Name:	George Apostol, MD, MS

EXHIBIT A
FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made by and between George Apostol, MD, MS (“Executive”) and Endo Ventures Limited (the “Company”).

1.    FOR AND IN CONSIDERATION of the payments and benefits provided in Section 7(d)(iii) and (iv) of the Employment Agreement between Executive and the Company dated as of April 29, 2021 (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; including but not limited to, claims arising under Irish statutory employment law (including any claims under the legislation in Schedule 1 of this Release), common law or tort (including any personal injury); (iii) arising under any federal, local or state statute or regulation; (iv) relating to wrongful dismissal or breach of contract including but not limited to any claim in respect of unpaid salary, bonus, commission, overtime, holiday pay, sick pay, pension contributions, benefits, allowances, re-imbursement of expenses, notice pay or any other termination or severance payment howsoever arising and in respect of stigma; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and/or any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (e) any rights Executive may have as a general shareholder of the Company; (f) Executive’s ability to bring appropriate proceedings to enforce the Release; and (d) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.
2.    Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and legal fees. For the purposes of implementing a full, knowing and complete release and discharge of the Releasees, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims.

3.    Executive acknowledges and agrees that Executive has been advised to consult with a Solicitor of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with a Solicitor of Executive’s choice. Executive also agrees that Executive has entered into the Release freely and voluntarily without duress, coercion or undue influence and with full and free understanding of its terms.

4.    The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.
5.    Executive represents that neither he nor any person acting on his behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Releasees in any court, tribunal or other forum. Executive agrees that he will not, to the fullest extent permitted by law, sue or file a charge, complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Release or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released hereunder.

6.    Executive acknowledges and agrees that, except as set forth Section 7(d) of the Employment Agreement, none of the Releasees owes him any wages, bonuses, equity compensation, sick pay, personal leave pay, severance pay, accrued annual leave, vacation pay, equity awards or other compensation or payments or continued coverage under any medical or other benefit policy or plan, qualified or non-qualified retirement benefits or forms of remuneration of any kind or nature.

7.    Executive hereby agrees to resign from all (directorship(s)/ trusteeships) with the Company and/or any affiliates with effect from the date of this Release and undertakes to take all steps necessary to effect that resignation and hereafter agrees not to conduct or represent himself as an officer of the Company and/or its affiliates. Executive acknowledges that no additional compensation is due for such loss of office.

8.    Executive acknowledges the application of the post-employment restrictive covenants set out in Section 9 of the Employment Agreement and hereby confirms Executive’s obligation to comply with those provisions.

9.    Executive shall co-operate with any handover or transition of work as may be requested by the Company.

10.    Executive further agrees that on signing the Release, or earlier, if requested by the Company, to deliver up to the Company Executive’s security pass, identity badge, Company keys, credit cards, together with all company property, equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts and whether paper, electronic or otherwise) relating to Executive’s employment or otherwise belonging to the Company or any affiliate that are currently in Executive’s possession, custody or power. Executive confirms that he has not taken unauthorized copies of any papers or documents or information in any form. Executive shall at the request of the Company provide a signed statement of compliance with this clause.

11.    The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of Ireland and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts of Ireland. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
12.    The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13.    This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year provided below.

IMPORTANT NOTICE: BY SIGNING BELOW YOU REPRESENT AND WARRANT THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND YOU HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. YOU SIGN YOUR NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES. YOU HEREBY ACCEPT AND AGREE TO ALL OF THE TERMS OF THIS RELEASE KNOWINGLY AND VOLUNTARILY AND HEREBY RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

Endo Ventures Limited	George Apostol, MD, MS

Dated:	Dated:

SCHEDULE 1

STATUTORY RIGHTS WAIVED AND DISCHARGED BY THIS AGREEMENT AS PROVIDED FOR IN THE RELEASE

▪Adoptive Leave Acts 1995 and 2005;
▪Carer's Leave Act 2001;
▪Criminal Justice Act 2011;
▪Data Protection Act 2018;
▪Employment Equality Acts 1998 to 2015;
▪Employment (Miscellaneous Provisions) Act 2018;
▪Employment Permit Acts 2003 to 2014;
▪European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 to 2014;
▪Freedom of Information Act 2014;
▪Industrial Relations Acts 1946 to 2015;
▪Maternity Protection Acts 1994 and 2004;
▪Minimum Notice and Terms of Employment Acts 1973 to 2005;
▪National Minimum Wage Acts 2000 and 2015;
▪Organisation of Working Time Act 1997;
▪Paternity Leave and Benefit Act 2016;
▪Parental Leave Acts 1998 to 2019;
▪Parent's Leave and Benefit Act 2019;
▪Payment of Wages Act 1991;
▪Pensions Acts 1990 to 2015;

▪Protection of Employees (Fixed-Term Work) Act 2003;
▪Protection of Employees (Part Time Work) Act 2001;
▪Protection of Employment Acts 1977 to 2014;
▪Protection of Employees (Temporary Agency Work) Act 2012;
▪Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007;
▪Protection of Young Persons (Employment) Act 1996;
▪Protected Disclosures Act 2014;
▪Redundancy Payments Acts 1967 to 2014;
▪Safety, Health and Welfare at Work Acts 2005 to 2014;
▪Terms of Employment (Information) Acts 1994 to 2014;
▪Unfair Dismissals Acts 1977 to 2015;
▪Workplace Relations Act 2015; and
▪All other legislation relating to employment and its termination;
or pursuant to any amendment of any of the foregoing statutory provisions.